NeuroMetrix Reports Q4 and Full Year 2020 Financial Results

WOBURN, Mass., January 28, 2021 (Globe NewsWire) -- NeuroMetrix, Inc. (Nasdaq: NURO) today reported financial and business highlights for the quarter and year ended December 31, 2020. The Company is focused on the development and global commercialization of non-invasive medical devices for the diagnosis and treatment of disorders involving the nervous system.

Q4 2020 Highlights:

•Revenue of $1.8 million was up 6% from $1.7 million in Q4 2019. The business continued to experience headwinds from the COVID-19 pandemic and the effects of positioning Quell for profitability. Gross margin on revenue was $1.3 million or 73.7%, up from 62.2% in Q4 2019.

•DPNCheck® Medicare Advantage sales continued to grow and partially offset slow international sales. Substantial progress was made towards a major upgrade to the product platform that is expected to launch in H2 2021.

•Quell® made a positive operating contribution reflecting more efficient and focused advertising. Important progress was made on developing new clinical indications for the Quell therapeutic platform.

•Net loss for the quarter was $0.3 million in comparison with a net loss of $1.1 million in the Q4 2019.

"We are pleased that our prioritization of operating profitability has been effective in reducing our quarterly loss and cash consumption. We are now positioned to resume a focus on growth, while continuing to improve the bottom line,” said Shai N. Gozani, M.D., Ph.D., President and Chief Executive Officer of NeuroMetrix. “To this end, we have a number of impactful product development efforts for both DPNCheck and Quell which we expect to launch this year.”

Financials:

Q4 2020 revenues of $1.8 million grew 6% from Q4 2019. The gross margin rate expanded to 73.7%, a gain of 11.5 percentage points over the prior year quarter. Operating expenses of $1.7 million represented a drop of 39%, from $2.7 million in Q4 2019. The net loss of $0.3 million in Q4 2020 was an improvement of $700k from a loss of $1.1 million in the Q4 2019.

For the year ended December 31, 2020, total revenues of $7.4 million declined from $9.3 million in 2019. However, gross margin improved to $5.2 million at a margin rate of 71.2% versus $2.2 million and a rate of 24.2% in the prior year. The margin improvement partially reflected the 2019 business restructuring which included inventory charges contributing to the lower margins in that year. The restructuring positioned the Company with lower operating expenses in 2020 where costs dropped by 47% to $7.3 million versus $13.8 million in the prior year. Net loss in 2020 improved to $2.1 million compared a net loss of $3.8 million in 2019.

Company to Host Live Conference Call and Webcast

NeuroMetrix will host a conference call at 8:00 a.m. Eastern today, January 28, 2021. The call may be accessed in the United States at 844-787-0799, international at 661-378-9630 using confirmation code 8694435. A replay will be available starting two hours after the call at 855-859-2056 United States and 404-537-3406 international using confirmation code 8694435. It will remain available for one week. The call will also be webcast and accessible at www.NeuroMetrix.com under "Investor Relations".

About NeuroMetrix

NeuroMetrix is an innovation-driven company focused on the development and global commercialization of non-invasive medical devices for the diagnosis and treatment of disorders involving the nervous system.  The Company has three commercial products.  DPNCheck® is a diagnostic device that provides rapid, point-of-care detection of peripheral neuropathies. ADVANCE® is a diagnostic device that provides automated, in-office nerve conduction studies for the evaluation of focal neuropathies.  Quell® is a wearable neurostimulation device indicated for symptomatic relief of chronic pain that is available over-the-counter.  For more information, visit www.NeuroMetrix.com
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Safe Harbor Statement

The statements contained in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, including, without limitation, statements regarding the company’s or management’s expectations regarding the business, as well as events that could have a meaningful impact on the company’s revenues and cash resources. While the company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements, including, without limitation, the effects of the COVID-19 pandemic on all aspects of the Company’s business, estimates of future performance, and the ability to successfully develop, receive regulatory clearance, commercialize and achieve market acceptance for any products. There can be no assurance that future developments will be those that the company has anticipated. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors referred to in the company’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, as well as other documents that may be filed from time to time with the Securities and Exchange Commission or otherwise made public. The company is providing the information in this press release only as of the date hereof, and expressly disclaims any intent or obligation to update the information included in this press release or revise any forward-looking statements.

Source: NeuroMetrix, Inc.

Thomas T. Higgins
SVP and Chief Financial Officer
781-314-2761
neurometrix.ir@neurometrix.com

NeuroMetrix, Inc.
Statements of Operations
(Unaudited)

	Quarters Ended December 31,		Year Ended December 31,
	2020	2019	2020	2019

Revenues	$1,809,732	$1,706,903	$7,377,975	$9,272,522

Cost of revenues	475,527	644,560	2,128,417	7,026,899

Gross profit	1,334,205	1,062,343	5,249,558	2,245,623

Operating expenses:
Research and development	544,747	736,836	2,391,316	3,101,976
Sales and marketing	292,417	708,212	1,436,806	4,755,168
General and administrative	823,194	1,276,258	3,516,340	5,923,190

Total operating expenses	1,660,358	2,721,306	7,344,462	13,780,334

Loss from operations	(326,153)	(1,658,963)	(2,094,904)	(11,534,711)

Other income:
Collaboration income	—	600,000	—	7,116,667
Other income	386	2,233	2,709	45,030

Total other income	386	602,233	2,709	7,761,697

Net loss	$(325,767)	$(1,056,730)	$(2,092,195)	$(3,773,014)

NeuroMetrix, Inc.
Condensed Balance Sheets
(Unaudited)

	December 31, 2020	December 31, 2019

Cash and cash equivalents	$5,226,213	$3,126,206
Other current assets	1,863,653	2,304,608
Noncurrent assets	904,709	1,462,872
Total assets	$7,994,575	$6,893,686

Current liabilities	$2,285,390	$3,446,778
Lease Obligation, net of current portion	461,410	916,674
Stockholders’ equity	5,247,775	2,530,234
Total liabilities and stockholders’ equity	$7,994,575	$6,893,686

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